EXHIBIT 23.2
CONSENT OF MAGGART & ASSOCIATES, P.C.
     We consent to the incorporation by reference in this Registration Statement of Mid-America Bancshares, Inc. on Form S-8 of our report with respect to Bank of the South, Mt. Juliet, Tennessee, dated January 12, 2006, which was contained in the Registration Statement initially filed with the United States Securities and Exchange Commission by Mid-America Bancshares, Inc., on May 18, 2006, as amended (Commission File No. 333-134247).
MAGGART & ASSOCIATES, P.C.
/s/ Maggart & Associates, P.C.
September 5, 2006